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                               Exhibit 27(d)(vii)

                         Accidental Death Benefit Rider

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                              WESTERN RESERVE LIFE
                              ASSURANCE CO. OF OHIO
                               ( A STOCK COMPANY)

                           Home Office: Columbus, Ohio
                   Administrative Office: Clearwater, Florida

                         ACCIDENTAL DEATH BENEFIT RIDER

IN THIS RIDER, the Primary Insured is named on page 4 of the Policy. Western Reserve Life Assurance Co. of Ohio will be referred to as We, Our or Us.

BENEFIT We will pay the Face Amount of this Rider as shown on page 4 of the Policy when We receive due proof that the Primary Insured's death:

                     1. resulted from bodily injuries effected directly and independently of all other causes through external, violent and accidental means; and

                     2. occurred within 90 days from the date of accident causing such injuries; and

                     3.   occurred while this Rider was In Force.

RISKS NOT COVERED    The benefit provided by this Rider is not payable if the
                     Primary Insured's death results from any of the following:

                     1. Bodily injuries of which there is no visible contusion or wound on the exterior of the body, except in case of drowning or internal injuries revealed by autopsy;

                     2.   Suicide or self-destruction while sane or insane;

                     3.   Disease or bodily or mental infirmity;

                     4. Bodily injury sustained as a result of war, whether declared or not, riot or insurrection;

                     5. Bodily injury sustained while operating, riding in, or descending from any kind of aircraft if the Primary Insured is :

                          a)   a pilot, officer, or member of a crew; or

                          b) being flown for the purpose of descent from such aircraft while in flight; or

                          c) giving or receiving any kind of training or instruction; or

                          d)   having any duties aboard such aircraft.

                     6. Bodily injuries sustained while participating in or attempting to commit an assault or felony;

                     7. Any poison, gas or fumes voluntarily administered, absorbed or inhaled.

CONSIDERATION        This Rider is issued in consideration of:

                     1.   the application for this Rider; and

                     2.   the payment of the Initial Premium.

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TERMINATION          This Rider will terminate on the earliest of

                     1. the Anniversary on or following the Primary Insured's 70th birthday;

                     2.   the date this Policy terminates;

                     3. the Monthiversary on which this Rider is terminated upon written request by the Owner.

GENERAL This Rider is part of the Policy. It is subject to all the terms of this Rider and the Policy. This Rider has no Cash Value.

                     We may:

                     1. investigate the circumstances of the Primary Insured's death; and

                     2.   examine the Primary Insured's body upon death; and

                     3.   have an autopsy performed, unless prohibited by law.

                     The Monthly Deduction for this Rider, for each of the first 12 policy months, is shown on page 4 of the Policy. Monthly Deductions after the first policy year will not exceed the rates shown below adjusted by the rating factor for this coverage.

  Attained           Monthly Rate per
    Age             $1,000 Face Amount
------------       --------------------
   15-45                 $.10
   46-50                  .11
   51-55                  .12
   56-60                  .13
   61-65                  .15
   66-69                  .18

EFFECTIVE DATE       This Rider becomes effective on the same date as the Policy unless a later date is shown here.

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                              /s/ William H Geiger
                                    Secretary

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